Exhibit 3.14

CERTIFICATE OF FORMATION

OF

NUVEEN WCM HOLDINGS, LLC

This Certificate of Formation of Nuveen WCM Holdings, LLC (the “Company”), dated as of June 14, 2012, is being duly executed and filed by Lucas A. Satre, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is “Nuveen WCM Holdings, LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Lucas A. Satre
Name: Lucas A. Satre
Title: Authorized Person